Exhibit 10.06(a)


      THIS AMENDMENT NO. 1, made and entered into as of the day of
March,  1995, by and between PARK ELECTROCHEMICAL  CORP.,  a
New
York corporation (hereinafter called the "Company"), having an office at 5 Dakota Drive, Lake Success, New York 11042, and JERRY SHORE (hereinafter called "Shore"), residing at Lighthouse Road, Sands Point, Long Island, New York (this "Amendment").

                 WITNESSETH:

           WHEREAS, the Company and Shore have previously executed and delivered an Amended and Restated Employment Agreement, dated as of February 28, 1994 (the "Original Agreement"), relating to the employment of Shore by the Company; and

           WHEREAS,  the  Company and Shore wish  to  modify
certain   of  the  terms  and  conditions  of  the  Original
Agreement as hereinafter set forth;

  NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

           1. Additional Payment. In addition to all other amounts payable by the Company to Shore (or his legal representative or the executor or administrator of Shore's estate) pursuant to the Original Agreement, the Company shall pay to Shore on the Payment Date (as hereinafter defined) an amount equal to $264,289, plus an amount equal to interest accruing thereon at the Prime Rate (as hereinafter defined) from time to time, compounded monthly, from September 1, 1994 to the Payment Date. The Company and Shore acknowledge and agree that the payment to be made by the Company to Shore pursuant to this Section is an unsecured obligation of the Company, that Shore is only a general creditor of the Company in that respect and that the amounts due from the Company are assets of the Company until paid to Shore which are available to satisfy the claims of the Company's creditors generally.

           As used in this Amendment, the following terms shall have the following meanings:

                 (a)      "Payment  Date"  shall  mean   the
earliest  of  (1)  the  date which  is  30  days  after  the effective date of Shore's retirement from full-time employment with the Company, (2) the date which is 30 days after the date of Shore's death or (3) the date which is 30 days after the date of Shore's "disability" (as defined in the Original Agreement).

                (b)     "Prime Rate" shall mean the rate  of
interest announced from time to time by Bankers Trust Company as its "prime rate", with each change therein to be effective hereunder at the time such change is effective for Bankers Trust Company.



                              -1-

          2. Additional Compensation.

           (a) Section 4(b) of the Original Agreement shall be amended to read as follows:

               11(b) As additional compensation, the Company shall pay Shore an amount ("additional compensation") equal to four percent (4%) of the amount by which After-Tax Net Earnings (as defined below) of the Company for any Fiscal Year (commencing with the Fiscal Year beginning February 28,
1994) exceeds $7,500,000; provided, however, that in no event shall the additional compensation in respect of any Fiscal Year exceed $350,000.11

           (b)      Section  4(c) of the Original  Agreement
shall   be   amended  by  deleting  Section   4(c)(ii)   and
redesignating  Sections 4(c)(iii) and 4(c)(iv)  as  Sections
4(c)(ii) and 4(c)(iii), respectively.

           3. Additional Amendment. Section 4(i) of the Original Agreement is hereby amended to change the reference therein to section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), to be a reference to sections 401 and 415 of the Code.

           4. Entire Agreement. This Amendment and the Original Agreement together constitute the entire agreement between the parties with respect to the subject matter hereof, and may not be modified or amended except by an instrument in writing signed by the parties hereto.

           5. Successors and Assigns. This Amendment and all of its terms and conditions shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and successors. This Amendment is personal and shall not be assignable by Shore or the Company except that, in the event of any consolidation with or merger into any other corporation by the Company or the sale or distribution of all or a substantial part of the assets of the Company to another corporation, the surviving or acquiring corporation shall assume this Amendment and become obligated to perform all of the terms and conditions hereof and Shore's obligations hereunder shall continue in favor of such corporation.

             6.       Notices.   All   notices   and   other
communications required or permitted to be given hereunder shall be given in accordance with Section 14 of the Original
Agreement.

           7. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

           8. Governing Law. This Amendment shall in all respects be construed and enforced in accordance with, and governed by, the laws of the State of New York which would be applicable to contracts made and to be performed in New York.

          IN WITNESS WHEREOF, the parties hereunto have duly executed this Amendment as of the date first above written.

                           PARK ELECTROCHEMICAL CORP.


                      By: /s/Brian E. Shore
                           Title: Executive Vice President



                           By: /s/Jerry Shore
                           Title: President





APPROVED:
EXECUTIVE COMPENSATION COMMITTEE


_______________________
Lloyd Frank


_______________________
Norman Schneider


_______________________
Anthony Chiesa

[Exhibi-02-10.06a]bd